Exhibit 99.1

Altera Corporation 101 Innovation Drive San Jose, CA 95134 Phone: 408-544-7000

INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie, Vice President	Mark Plungy, Senior Manager
Investor Relations	Corporate Communications
(408) 544-6996	(408) 544-6397
swylie@altera.com	newsroom@altera.com

ALTERA UPDATES FIRST QUARTER GUIDANCE

SAN JOSE, Calif. March 2, 2009—Altera Corporation (NASDAQ: ALTR) today announced its mid-quarter update for the first quarter of 2009.

First quarter sales are now expected to be down 15 to 20 percent compared with the fourth quarter of 2008. Prior guidance for first quarter sales was for sequential sales to decline in the range of 15 to 25 percent. The improved outlook is largely attributable to better than expected demand from OEMs providing equipment for Chinese 3G wireless networks. Overall, the first quarter sales outlook remains muted as a result of slowing global business conditions.

With initial Stratix® IV FPGA shipments last quarter, Altera became the first programmable logic company to ship 40-nm devices. Altera remains on track to sell more than $1 million of 40-nm FPGAs in the first quarter including sales of the Stratix IV GX and the just introduced Stratix IV GT families.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expects”, “anticipates”, or other words that imply or predict a future state. Forward-looking statements include the company’s first quarter sales level and 40-nm device sales. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, changes in global economic conditions, customer business environment, the pace of Chinese 3G wireless deployments, market acceptance of the company’s products, the rate of growth of the company’s new products including the Stratix II, Stratix II GX, Stratix III, Stratix IV, Cyclone® II, Cyclone III, Arria®, MAX® II and HardCopy® device families, the rate of turns business in the remainder of the quarter, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more at www.altera.com.

Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.